EXHIBIT 99.3

Contact:	George Rosenbaum, Chief Financial Officer (702) 966-7400
NEWS RELEASE
Western Liberty Bancorp Announces Regulators Lift Consent Order
Las Vegas, NV — November 8, 2011—Western Liberty Bancorp, Inc. (NASDAQ: WLBC) today announced that as a result of the strong capital levels of its banking subsidiary, Service1st Bank of Nevada (Service1st Bank), the Federal Deposit Insurance Company (FDIC) and the State of Nevada Financial Institutions Divisions(“NFID”) issued a joint order terminating the regulatory Consent Order entered into on September 1, 2010, with the Bank, the FDIC and the NFID. Effective immediately, the Bank will no longer be subject to the terms and conditions of the Consent Order.
“The termination of our Consent Order is an important milestone for us,” said William Martin, Chief Executive Officer. “We are now in a much better position to move forward to rebuild our franchise.”
At September 30, 2011, capital levels were well above those required by regulators:
•	Service1st Bank has exceptionally strong capital ratios with Tier 1 Capital/risk-weighted assets of 28.4%.

•	Western Liberty also has exceptionally strong capital with Tier 1 Capital/risk-weighted assets of 73.6%.

•	Tangible book value increased to $5.54 per share, based on 14,448,610 shares outstanding.

•	Total cash and cash equivalents held by Western Liberty was $95.0 million, of which $49.4 million is at the holding company level.
As a condition to termination of the Consent Order, Service1st Bank entered into a Memorandum of Understanding with the FDIC and with the Nevada Financial Institutions Division. In contrast to the formal Consent Order, the Memorandum of Understanding is an informal supervisory action. The Memorandum of Understanding continues to require that Service1st Bank’s Tier 1 leverage ratio not be less than 8.5%, that no cash dividends be paid without advance bank regulatory approval, that the bank’s business plan be revised to address goals for achieving profitability, and that the bank update its plan to reduce total adversely classified assets and specific written plans to reduce the exposure for each classified asset.
“Because of commitments made to the FDIC during the application process that concluded with the October 28, 2010, acquisition of Service1st Bank, we must maintain Service1st Bank’s Tier 1 leverage ratio at no less than 10% at least until October 28, 2013,” said Martin. “Both under FDIC rules and under the commitments made to the FDIC during the application process, we remain subject to the requirement to obtain advance bank regulatory approval for changes in the board of directors or senior executive officers of Service1st Bank. Similar to directives that appear in the Consent Order, the Memorandum of Understanding requires the bank to retain management acceptable to the FDIC and the Nevada Financial Institutions Division. The Memorandum of Understanding requires that acceptable management include a chief executive officer and a senior lending officer qualified to restore the bank to a satisfactory condition.”
Note Transmitted on GlobeNewswire on November 8, 2011, at 1:16p.m. Pacific Standard Time
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